Exhibit 21

MVB FINANCIAL CORP. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2018

Subsidiaries of MVB Financial Corp.

The following are the only subsidiaries of MVB Financial Corp.:

Name of Subsidiary	Jurisdiction of Incorporation
MVB Bank Inc.	West Virginia
Potomac Mortgage Group, Inc., (D/B/A MVB Mortgage)	Virginia
MVB Insurance, LLC	West Virginia
MVB Community Development Corporation	West Virginia

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